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                                                                  Exhibit 10.31

                       SUPPLY AND TERMINALLING AGREEMENT

     This Agreement (hereinafter called "Agreement") is made and entered into this 8th day of November 1999, by and among Clark Refining & Marketing, Inc., a Delaware corporation ("Clark"), Equiva Trading Company, a Delaware general partnership ("Equiva"). Equilon Enterprises LLC, a Delaware limited liability company ("Equilon"), and Motiva Enterprises LLC, a Delaware limited liability company ("Motiva") (Motiva and Equilon being hereinafter referred to individually or collectively as "Alliance").

     Subsequent to the execution of this Agreement, Alliance plans to acquire
15 petroleum product distribution terminals (the "Former Clark Terminals") from Clark. For purposes of this Agreement, the term "Closing Date" shall have the same meaning as defined in the asset purchase agreements that the parties intend to enter into to acquire the Former Clark Terminals.

     Alliance owns product distribution terminals which include terminals previously owned and hereafter acquired by Alliance plus the Former Clark Terminals and which are collectively referred to as "Alliance Terminals" or "Facilities".

     Clark desires to deliver to Equiva petroleum products ("Products") manufactured at Clark's refineries, or otherwise acquired, into pipelines and barges and Equiva desires to return Products to Clark throughout the nationwide system of Alliance Terminals (Clark's deliveries to Equiva and Equiva's deliveries to Clark are referred to hereinafter as a "Product Exchange").

     Additionally, Clark desires to use the Alliance Terminals for the purposes of moving (including related storage) its Products manufactured at its refineries, or otherwise acquired, into pipelines and barges ("Transshipments") and across truck racks ("Truck Rack Throughput").

     In consideration of the recitals and the mutual covenants made herein the parties agree as follows:

                                    ARTICLE I
                               COMMON PROVISIONS

     1.1 TERM. The term of this Agreement shall commence on a date mutually agreed to by the parties subsequent to the Closing Date but in no event later than April 1, 2000 ("Term Start Date") and shall terminate on the date ten (10) years after the Term Start Date ("Base Term"). The Base Term shall be automatically extended for five (5) years ("Automatic Extension") unless written notice canceling the Automatic Extension is given by either party at least one year prior to the end of the Base Term. After the Automatic Extension, if it occurs, the Agreement shall continue for successive one (1) year periods unless notice of termination is given by either party at least one (1) year prior to the end of the Automatic Extension or any subsequent one (1) year term.

     1.2 PRODUCT DELIVERY. Clark shall offer to Equiva and Alliance all of Clark's Truck Rack Throughput and Transshipment volumes for Geographic Markets (as defined in Section 1.3(c) in which Alliance has terminals (except for volumes shipped through terminals owned by Clark). Clark may use any third party terminal for distribution of volumes, if any, if Equiva or Alliance does not accept Clark's volumes.

     1.3 DESCRIPTION OF SERVICES. Subject to the terms of this Agreement, Alliance shall provide the following Facilities and services for any Products delivered by Clark to an Alliance Terminal or provided to Clark on exchange at an Alliance Terminal:

          (a) Truck Rack Throughput: Terminalling Facilities including, but not limited, to above ground product storage tanks and pipeline and truck rack product distribution facilities and services for Clark's nationwide wholesale business.

          (b) Transshipment: Transshipment of Clark's Product through Alliance Terminals.

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          (c) Storage: Clark agrees to retain Product and Alliance agrees to provide storage for the type and quantity of Product at all Facilities listed on Exhibit 1. Clark will retain ownership of this inventory (the "Retained Inventory") through the term of this Agreement. If Clark's Truck Rack Throughput is moved to an alternative Alliance Terminal in the same geographic market (defined by the U.S. Census Bureau as the Metropolitan Area and hereinafter referred to as a "Geographic Market"), the Retained Inventory will be moved to the new location. If all Alliance Terminals are sold or closed in a particular Geographic Market, the Retained Inventory shall be delivered to Clark. All terms and conditions of this Agreement apply to the Retained Inventory; provided, however that in no event shall there be any charge to Clark for storage of the Retained Inventory or any other Products except as may be specifically provided in this Agreement.

          (d) Additive Services: The following services and conditions will apply to Clark's receipt of product additive at any Alliance Terminal covered by this Agreement.

                 i) Gasoline Additive Supply and Injection: Alliance will
                    provide gasoline additive and injection services in accordance with Section 4.1 of this Agreement. For Alliance Terminals that may be added to this Agreement in the future, Alliance will consider installing, at its expense, additive systems for Clark's use if revenue generation can justify the cost of the additional equipment requirements.

                ii) Customer Installed Additive Systems: At its own cost, Clark has the right to provide its own gasoline additive and install its own additive systems at any Facility covered by this Agreement. Alliance will charge an Oversight Charge (as defined in Section 1.4(d)(ii)) for operating the additive system and providing the required oversight documents.

               iii) Diesel or Other Additive Supply and Injection: Premium
                    diesel additive, red dye, or other future additives may be available to Clark at the Facilities covered by this Agreement. Alliance will consider installing, at its expense, additive systems for Clark's use if revenue generation justifies the cost of the additional equipment requirements.

              If, based on the foregoing, Alliance and Clark determine not to install an additive system for Clark's use at an Alliance Terminal. Clark may use any third party terminal for the volumes of Product for which the system would be used; provided, however, if Clark's volumes in the Geographic Market grow to a point that makes it economical for Alliance to install an additive system, Clark shall return all volumes to the applicable Alliance Terminal as soon as Clark's contractual obligations with the third party expire.

          (e) Blending Services. Oxygenate and other blending services will be provided to Clark at the Alliance Terminals identified in
              Article III.

     1.4 FEES AND CHARGES. Clark shall pay the sum of the following fees and charges for services provided pursuant to this Agreement (collectively referred to as "Fees"):

          (a) Throughput Fee: With respect to Product Exchanges, the amount described in Article II for loading Product into Trucks and, with respect to the Truck Rack Throughput of Clark's Product at the Hammond, Hartford, and Lima terminals, the amount described in
              Article III (collectively, the "Throughput Fee"). Unless otherwise specified, the Throughput Fee shall be the same for all Products.

          (b) Transshipment Fee: The Fee associated with Transshipment services as described in Article III (the "Transshipment Fee").



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          (c) Storage Fee: Unless otherwise specifically provided in Article
              III, no fee shall be charged to Clark for the storage of Product.

          (d) Additive Fees: For gasoline additive, the Fees described in either i) or ii) below will apply:

                 i) Additive and System Provided by Alliance: With respect to
                    Product Exchanges, the Fee described in Section 2.4 and in Exchange Contract Addendum A, B, C, or D will apply. With respect to the Truck Rack Throughput of Clark-owned inventory at the Hammond, Hartford and Lima Terminals, the Fee described in Section 3.2 and Terminalling Contract Addendum A will apply (Product Exchange and Truck Rack Throughput additive fee amounts collectively referred to as "Gasoline Additive Fees"). If Clark's Truck Rack Throughput of all Products, as determined effective on the annual anniversary of the Term Start Date ("Contract Anniversary Date"), at all Alliance Terminals exceeds an annual average of 200,000 barrels per day (BPD), the Gasoline Additive Fee for all volumes above an annual average of 200,000 BPD shall be reduced from $0.10/barrel to $0.08/barrel. For purposes of this Section, all volume over 200,000 BPD will be deemed to be gasoline volume. Alliance shall pay Clark within sixty (60) days of the Contract Anniversary Date an amount equal to $.02 per barrel multiplied by all volumes greater than 200,000 BPD.

                ii) Additive and System Provided by Clark: In the event Clark elects to install its own proprietary additive system it shall pay to the Alliance a charge for operation, maintenance and all required documentation (the "Oversight Charge") for that system of $0.025/barrel of additized product. Clark will provide the additive for the system at Clark's expense.

              At Alliance Terminals where proprietary gasoline additives are used, since the gasoline will contain Clark's additive when it passes through the truck rack meters, the gross quantity of gasoline metered will be reduced by the gross quantity of additive that has been injected. To accomplish this, the following accounting procedures will apply: 1) terminal personnel will read the additive meter at the close of business on the last day of each month and prepare an additive usage report which will state the gross quantity of additive used in each grade of gasoline for the month, 2) Clark will be given credit for the gross quantity of additive by the processing of a reverse delivery to the receiving party, by grade of gasoline, per the additive usage report, and
              3) on the first working day of each month, the terminal operator will forward one copy of the usage report to Clark.

          (e) Other Additive Fees: The Fees associated with other product additives or dyes that Clark may desire to be injected into Products, including, the cost of the systems and the additives may vary based upon the climate in the region, the quality and composition of the fuels being supplied in that market, and the additive specifications required by the Clark or by regulation. Therefore, the Fee associated with providing the additive and any services necessary will be determined at the time the Clark requests this service and the Agreement will be modified accordingly.

          (f) Blending Services: Unless otherwise specifically provided in
              Article III, no fee shall be charged to Clark for blending of Product.

          (g) Scheduling Fee: The Fee associated with scheduling services as described in Article II (the "Scheduling Fee").

          (h) Location Differential: The Fee associated with pipeline tariffs, barge costs or other transportation costs and services as described in Article II ("Location Differential").

Unless otherwise mutually agreed to in writing, no other fees or charges shall be charged by Equiva or Alliance in connection with the services contemplated in this Agreement.


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        1.5     FEE ADJUSTMENTS. All Fees (other than the Scheduling Fee and
Location Differentials) described above shall remain fixed for the first five
(5) years of this Agreement. Thereafter, any of the Fees may be adjusted annually on the Contract Anniversary Date in an amount agreed to by Clark and Alliance as reflecting any material change, up or down, in actual costs but in no event shall Fees be higher than a market level. Any adjustments shall be mutually agreed to by Clark and Equiva or Alliance in writing. Notwithstanding the foregoing, Clark agrees to negotiate, in good faith, with Alliance other changes at any time upon receipt of written notice from Alliance detailing changes in actual costs arising from new regulatory requirements or other extraordinary circumstances, provided that (unless the parties otherwise mutually agree) in no event shall any such change be higher than a market level. If a dispute arises between the parties regarding the amount of any Fee adjustments, each party agrees to submit the dispute to the resolution process described in Section 4.15 of this Agreement. Any adjustments to Fees will be implemented by, and not take effect until, new addendums are executed by the Parties.


        1.6     MINIMUM DOLLAR COMMITMENT.

                (a) Minimum Dollar Commitment: The sum of the Throughput Fee, Transshipment Fee, and Gasoline Additive Fees, shall equal an amount not less than Eleven Million Six Hundred Eighty Thousand Dollars ($11,680,000) per year at all Alliance Terminals (the "Minimum Dollar Commitment") and during the Base Term of the Agreement, deliveries out of Former Clark Terminals or other Alliance Terminals in the same Geographic Market (as more particularly shown on Exhibit 2) shall equal (i) within the East Chicago, Indiana base point area, an amount not less than One Million Nine Hundred
                        Sixty-Five Thousand Dollars ($1,965,000);(ii) within the Lima, Ohio base point area, an amount not less than One Million Six Hundred Four Thousand Dollars ($1,604,000);
                        (iii) within the Hartford, Illinois base point area, an amount not less than One Million Seven Hundred Twenty-Four Thousand Dollars ($1,724,000), and (iv) within the Pasadena, Texas base point area, an amount not less than Five Hundred Forty-Eight Thousand Dollars ($548,000) (each of the foregoing amounts hereinafter referred to as a "Base Term Minimum Dollar Commitment"). If at each Contract Anniversary Date, billings have not met both the Minimum Dollar Commitment and any Base
                        Term Minimum Dollar Commitment, Clark shall pay the difference to Alliance upon receipt of an invoice with reasonable supporting detail. For all throughput or Gasoline Additive Fees adjusted up or down in accordance with Section 1.5, the Minimum Dollar Commitment on
                        Exhibit 2 will be adjusted accordingly.

                (b) Adjustments to Minimum Dollar Commitment and Base Term Minimum Dollar Commitments:

                                i) If any of the Former Clark Terminals or other
                                   Alliance Terminals in the same Geographic
                                   Market are sold or closed, the Minimum Dollar Commitment and appropriate Base Term
                                   Minimum Dollar Commitment shall be reduced by the amount representing Clark's monthly throughput volumes at such Alliance Terminal as determined on a twelve (12) month (or such shorter period if Clark had not had Truck Rack Throughput volumes at such Alliance Terminal during all of the prior twelve (12) months) rolling average ("Clark's Historical Volumes") at those Alliance Terminal(s), provided that a reduction shall not be made if Alliance makes equivalent terminal capacity available to Clark within the same Geographic Market with no additional Fees or Location Differentials. Alliance shall provide Clark with not less than ninety (90) days advance written notice of the sale or closing of any Alliance Terminal.

                               ii) If, at any time, any Alliance Terminal is
                                   unable to meet Clark's, or Clark's customers, Truck Rack Throughput requirements, due to an event of planned maintenance or capital improvement, or unplanned operational problems, Clark may utilize any third party terminal for Truck Rack Throughput not able to be met by Alliance. In the event the Alliance Terminal is unavailable to Clark for more than thirty (30) consecutive days, the Minimum Dollar Commitment and the appropriate Base Term Minimum Dollar Commitment shall be reduced by an amount representing the Throughput not met for the period in excess of thirty (30) days. Alliance shall

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                                   provide Clark with written notice that such
                                   Alliance Terminal is ready to again be made available to Clark. Clark shall restore all displaced Truck Rack Throughput to such Alliance Terminal and shall use reasonable efforts to restore such Truck Rack Throughput within thirty (30) days of receipt of such notice.

                              iii) In all other instances if any rejection of
                                   Clark's Historical Volumes prevents Clark from meeting its Minimum Dollar Commitment or any Base Term Minimum Dollar Commitment, Clark shall not be obligated to pay the shortage in the Minimum Dollar Commitment or Base Term Minimum Dollar Commitment.

                (c)     Terminal Commitments:

                                i) Clark, at its option, may at any time elect
                                   to establish a specified volume Truck Rack
                                   Throughput commitment (1) at levels not in excess of Clark's Historical Volumes or as otherwise mutually agreed or (2) in markets where Clark has no previous volumes, at volume levels up to those available from Alliance (the "Terminal Commitment") at any individual terminal subject to this Agreement for any period within the term of this Agreement. Clark may exercise this option at the Fees described in this Agreement by providing written notice thereof to Alliance identifying the terminal involved, term requested, and the annual volume commitment level in barrels. Upon acceptance, Alliance and Clark will enter an agreement reflecting the commitment.

                               ii) For Alliance Terminals where Clark has
                                   volumes, Alliance or Equiva will provide written notice to Clark of a reduction in capacity resulting from changes in the terminal's business or operations. Upon receipt of such notice, Clark shall have two
                                   (2) weeks to establish a Terminal Commitment for that terminal without any change in the Location Differentials or any Fee applicable to such terminal. If Clark elects not to establish a Terminal Commitment, Alliance or Equiva, as the case may be, may proceed, at the end of ninety (90) days from the date the Alliance gives notice, with implementation of the changes specified in the notice, and those changes shall not affect Clark's obligations concerning the Minimum Dollar Commitment and the Base Term Minimum Dollar Commitment.

        1.7. PRODUCT SLATE. Alliance may determine the slate of Products available at any Alliance Terminal. Notwithstanding anything else in this Agreement, if, in any Geographic Market, a slate of Products acceptable to Clark is not available at an Alliance Terminal, Clark may use any third party terminal for distribution of the unavailable Products, and the Minimum Dollar Commitment and applicable Base Term Dollar Commitment shall be reduced by an amount based on Clark's Historical Volumes in that Geographic Market determined on an annualized basis. For Alliance Terminals where Clark then currently has volumes. Alliance shall provide Clark with ninety (90) days advance written notice of any change in the slate of Products at any Alliance Terminal.



        1.8. CAPITAL IMPROVEMENTS. If Clark desires to expand its Transshipment or Truck Rack Throughput volumes at an Alliance Terminal and due to facility constraints, Alliance is unable to fulfill Clark's volume needs, Alliance will give Clark the option of funding capital improvements to meet Clark's Transshipment or Truck Rack Throughput demands.


                                   ARTICLE II
                         SUPPLY AND EXCHANGE PROVISIONS
                        (For Clark/Equiva Exchange #s __________ )

        2.1 PRODUCT SUPPLY. Subject to terms of this Agreement, Clark shall deliver and Equiva shall accept Products into pipelines and barges and truck loading racks or terminals. Currently the four base points for product delivery are East Chicago, Indiana; Lima, Ohio; Hartford, Illinois; and Pasadena, Texas. If Clark Purchases additional refineries during the term of this Agreement, new base points for product delivery may, upon mutual agreement, be established by addenda to this Agreement. In the event Alliance sells or closes any Alliance Terminal, Equiva may delete the terminal from the appropriate Exchange Contract Addendum, provided Equiva shall provide Clark at least ninety (90) days prior written notice.

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                Equiva shall deliver and Clark shall accept Products at Alliance
Terminals in accordance with the nomination procedure described herein. Alliance shall provide Clark with access to Alliance Terminals for Product Exchanges and other sales activity.

        2.2.    LOCATION DIFFERENTIALS. The parties agree that Product
Exchanges made pursuant to this Agreement may be subject to Location Differentials as shown on Exchange Contract Addendum A, B, C or D. Unless otherwise noted in the appropriate Exchange Contract Addendum, Location Differentials are to be based on published common carrier pipeline tariffs for the most economical distribution route to which a Clark refinery has access or, if that route becomes unavailable, the best comparable route and tariff ("Tariff-Based Differentials"). Tariff-Based Differentials may be subject to change from time-to-time due to change in the underlying published tariff. Any other Location Differential ("Non-Tariff-Based Differentials") shall be subject to change only upon the mutual written agreement of the parties. In the event of exchanges made between refinery base points, appropriate Location Differentials will be negotiated by the parties on a case-by-case basis, it being the intent of the parties that the Location Differentials reflect spot market values.

                Clark reserves the right to deliver to origin points or to Alliance Terminals. Location Differentials and Scheduling Fees will be adjusted appropriately. Clark's right to deliver to terminals may be exercised only under the following circumstances; 1) if Equiva has insufficient "line space" on the common carrier pipeline which suppplies an Alliance Terminal resulting in an inability to satisfy Clark's demand at that terminal, 2) if Clark is able to deliver to an Alliance Terminal at a lower cost than Equiva, or 3) as mutually agreed.

        2.3. THROUGHPUT FEE. All gasolines and distillates are included with the initial Throughput Fee of $0.21/barrel; however, the Throughput Fee for jet fuel will be $0.25/barrel unless otherwise specified in Exchange Contract Addenda A, B, C, or D.

        2.4. GASOLINE ADDITIVE FEES. Subject to Section 1.5., Gasoline Additive Fees shall be $0.10 per additized barrel for additive supplied by Equiva. In the event Clark installs its own additive system, and provides the additive, the Oversight Charge will be $0.025 per additized barrel.

        2.5. OTHER ADDITIVE FEES. The cost for other additives will be as provided on Exchange Contract Addenda A, B, C and D.

        2.6.    SCHEDULING FEE. Clark shall pay, for logistical services
(the "Scheduling Fee") a single Fee at each base point in an amount determined by the following: (The locations where the Scheduling Fee applies are set out in Exchange Contract Addenda A, B, C or D.)

Scheduling Fee =
      (Daily Volume Factor) X (Price Basis (in $/barrel)) X (Interest Rate/365).


                The Daily Volume Factor is equal to the inventory required to handle the requested throughputs less tank bottoms. The Daily Volume Factor may be changed only upon documentation of changes in Product slates or logistical supply conditions, as further specified in the formula described below. The party seeking such change shall provide written notice thereof along with all necessary supporting documentation not less than thirty (30) days prior to the change in the Daily Volume Factor going into effect.


Daily Volume Factor =
         (Intransit Time)+(Shipment Cycle Time/2)+(Days Safety Stock):


              (a) Intransit times shall be consistent with the basis used for
                  Shipment Cycle Times and Location Differentials.

              (b) Shipment Cycle Times shall be adjusted appropriately for the effect of minimum batch sizes, however, the adjustments shall be based on Alliance and Clark mutually working together to combine shipments.


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             (c)  Days Safety Stock shall be fixed at two (2) days.

             The Price Basis for each current month shall be established using the simple average of Platt's Chicago pipeline low postings for Regular Conventional Gasoline using the period beginning with the 25th day of each preceding month and counting backward one month (e.g.; for the December fee, use the prices [posted days only] from October 25 through November 24), however, Platt's Pasadena pipeline low postings for Regular Conventional Gasoline shall be used for the Pasadena, Texas Exchange Contract Addendum. The Interest Rate for each current month shall be based upon the Prime Rate as published by the Wall Street Journal on the 25th day of each prior month plus 1.5 percent. If the 25th day falls on a weekend or holiday, the date used shall be the first business day prior to the weekend or holiday. Both Price Basis and Interest Rate used to determine the Scheduling Fee will be adjusted monthly.

             Billings for the Scheduling Fees at each terminal will be determined on a per-barrel basis.

             No Scheduling Fee shall apply to Hartford, Hammond, or Lima, Ohio ("Lima") rack volumes or to ethanol supplied by Clark. A Scheduling Fee credit will be applied to rack volumes sold by Alliance at the Hartford, Hammond or Lima Terminals if Clark supplies and owns the inventory for such rack sales.

      2.7 REGRADES. Deliveries under this Agreement shall be made with like Product unless Clark and Equiva mutually agree to exchange unlike Products at a product differential reflective of spot market values. For those purposes, products blended at the rack (i.e., midgrades, ethanol-RFG and conventional gasoline ethanol blends) shall be split into the products originally blended by applying the standard product recipes in use at the respective Alliance Terminal.

      2.8 ETHANOL SUPPLY. Either party may provide ethanol under this Agreement. The party receiving ethanol as a component of gasoline at a terminal truck rack will have the option of (1) delivering the ethanol to that Alliance Terminal prior to receipt of the gasoline or (2) buying the ethanol exchange balance at the end of the month from the party which acquired the ethanol for the terminal.

             If option (2) is elected, the price charged will equal the supplying party's invoice price, any transportation costs plus the applicable Scheduling Fee. No Scheduling Fee will apply if option (1) is elected.

             The receiving party must elect option (1) or (2) as described above on a semi annual (or other) basis which corresponds with the period(s) covered by the supplying party's ethanol acquisition contract(s). If a party elects to pre-deliver ethanol to the Alliance Terminal, (option 1), it must be coordinated with the Terminal and must be ratable; and meet the ASTM 4806.

      2.9 RVP ADJUSTMENTS AND BLEND-DOWN. An annual RVP blend-down program will be developed and mutually agreed to by the parties prior to the end of February during each year of this Agreement. The program will set Product transition dates for each Alliance Terminal and gasoline product. These dates will be as late as practical yet still guarantee that the Product will be in summer RVP compliance by the compliance dates. Product differentials for unlike RVP Products, as defined by the blend-down program, will be negotiated on a case-by-case basis to reflect spot market values. No differential will be due to either party unless the RVP of the bulk supply requested is different than that agreed to in February.

      2.10 EXCHANGE NOMINATIONS. By the 5th day of each month, Clark shall nominate in writing to Equiva's Exchange Coordinator, the quantity of each grade of Product Clark is requesting at each Facility during the next calendar month plus a three (3) month rolling forecast. Within three (3) business days following receipt of Clark's nomination, Equiva shall nominate in writing to Clark the quantity of each grade of Product Equiva shall receive from Clark at each exchange contract receipt point. Within three (3) business days following receipt of Equiva's nomination, the parties shall agree on the delivery windows of pipeline cycles and the volumetric balancing plan/schedule. All reasonable efforts will be made to deliver and receive per this schedule.


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             Failure to timely nominate shall not relieve either party of its obligations under this Agreement. In the absence of a new nomination, the prior month's actual deliveries and receipts will be the nomination for the next month.

      2.11 BEGINNING INVENTORY. All Clark inventories at the Alliance Terminals in excess of (i) the Retained Inventories and (ii) the Hartford, Hammond and Lima inventories, will be added to the appropriate Product and base point exchange balances and the appropriate Location Differentials shall apply. Intransit Product upon Term Start Date will be added to the appropriate exchange upon receipt at the Alliance Terminal with the appropriate Location Differential applying. Other than the Product to be pre-delivered by Equiva (for Hartford, Hammond, or Lima) or Clark, the parties shall use good faith reasonable efforts to maintain a zero exchange balance by Product and region. Equiva transshipments and rack volumes to or from Hartford, Hammond, or Lima will be properly credited or debited to the appropriate refinery base point.

      2.12 PRORATION. If pipeline or terminal proration occurs on any system required for Equiva deliveries to Clark, the proration effects shall be shared by all terminal customers based upon each party's prior throughput history. Clark agrees to take all steps reasonably requested to assign all transferred pipeline shipping history to Equiva; provided, however, that nothing herein shall be construed to require that Clark assign any pipeline history relating to shipments to Lebanon, Ohio (unless Alliance can provide terminal capacity in the Lebanon, Ohio market to which Clark can supply Product on the same or better terms and conditions as contained in this Agreement).

      2.13 LIQUIDATION. Upon termination of this Agreement, any remaining small imbalances of Products due either Party that are impractical to deliver will then be invoiced to the other party based on Platt's U.S. Chicago pipeline low postings (for the Hartford, East Chicago, and Lima base points) or the Pasadena pipeline low posting (for the Pasadena base point) for the appropriate Product in effect on the date of last activity on the exchange or transferred over to another mutually agreeable Exchange Contract.

      2.14 RATABLE LIFTINGS. Clark and Equiva shall each make reasonable efforts to lift monthly volumes ratably.

      2.15 TITLE. For purposes of Product Exchanges and unless otherwise provided herein, if Product is exchanged on an FOB Origin basis, title to and risk of loss of or damage to or by the Product shall pass to the party lifting the Products ("Receiving Party") just prior to the truck rack meter flange, or when the Product passes the flange between the vessel's permanent hose connection and the shoreline when loading a tanker or barge, or when the Product enters Receiving Party's or its carrier's pipeline facilities, as the case may be; or if the Product is exchanged on a delivered destination basis, title to and all risk of loss of or damage to or by the Product shall pass to Receiving Party upon completion of unloading of tank truck, or upon delivery of tank car from the railroad, or when the Product passes the flange between the vessel's permanent hose connection and the shoreline when unloading a tanker or barge, or when the Product leaves the pipeline Facilities of the party delivering Products ("Delivering Party") or the pipeline Facilities of Delivery Party's carrier, as the case may be, into Receiving Party's plant Facilities or into other facilities designated by Receiving Party.

      2.16 THIRD PARTY EXCHANGES. Nothing in this Agreement shall be construed to require Clark to terminate, cancel, not renew, not amend, or not extend any existing exchange agreement it may have with third parties. Subject to the terms of this Agreement, Clark shall not be prohibited from entering into new exchange agreements with any third party.

      2.17 OXYGENATE CREDIT TRANSFER. Equiva shall generate and transfer to Clark all oxygenate credits associated with the volume of ethanol blended RFG Clark receives. Alternative, Clark may require Alliance to transfer the credits directly to a third party designated by Clark. Alliance agrees to transfer only properly generated credits as defined in EPA reformulated gasoline regulations. Alliance shall provide Clark monthly statement of properly generated oxygenate credits segregated by type as described in EPA regulations. Alliance shall provide Clark with a copy of required oxygenate credit transfer reports.

      2.18 EXCHANGE RECONCILIATIONS. Within fifteen (15) business days after the close of each month, Clark and Equiva shall provide each other with exchange statements showing the exchange quantities delivered and received during the preceding month, together with invoices concerning the Fees and Location Differentials, if any, payable hereunder. Each party shall have twenty (20) business days to evaluate the information received and submit a written reconciliation, along with additional supporting documentation, to the other party. Clark and Equiva agree to attempt to resolve any remaining differences in reconsiliations over the next twenty (20) business days. If, at the end of that period, any dispute remains, payment shall be made as provided and on the basis described in Section 4.15. Each party agrees to submit remaining disputes to the resolution process described in Section 4.15 of this Agreement.

      2.19 EXCHANGE OF DATA. Equiva, Alliance and Clark agree to work together to provide real time access to each other's data related to exchanges hereunder and any reasonable information needed to determine and project exchange balances and Clark rack activity. Alliance shall provide reports as defined in Section
4.4 and as reasonably requested by Clark and as terminal automation systems are capable of providing. Equiva and Clark agree to work together to develop a method to electronically exchange Truck Rack Throughput data to facilitate an automatic reconciliation process. Equiva and Clark will mutually decide on accuracy and significant digits for exchange and billing statements.

      2.10 PAYMENT TERMS/INVOICING. All sums due under any monthly invoice shall be paid within ten (10) days from receipt of invoice on the basis of Equiva's volume records.

             Invoices and supporting documents relating to Exchange Accounting shall be sent to the following addresses:

             For Equiva:
             -----------
                 Equiva Trading Company,
                 Attn: Controller's Department, Exchange Accounting,
                 PO Box 4604
                 Houston, TX 77210-4604

             For Clark:
             ----------
                 Clark Refining & Marketing, Inc.
                 8182 Maryland Avenue
                 St. Louis, MO 63105
                 Attention: Exchange Accounting


                                  ARTICLE III
                            TERMINALLING PROVISIONS:
                       (Terminalling Agreement #      )


      3.1 TERMINALLING SERVICES. The services described in Section 1.3 and Fees described herein will apply to inventory owned by Clark at the Hartford, Hammond and Lima Terminals or other locations as provided in Terminalling Agreement Addendum A to this Agreement and to the Retained Inventory as described on Exhibit 1.

      3.2 FEES AND CHARGES. Subject to any adjustments as provided in Section 1.5, Clark shall pay the following fees and charges for services provided pursuant to this Agreement ("Terminalling Fees") as set out in Terminalling Agreement Addendum A.

         (a) Gasoline and Distillate Throughput Fees: All gasolines and distillates will be throughput with an initial Fee of $0.21/barrel. Jet fuel will be throughput for an initial Fee of $0.25/barrel unless otherwise specified.

         (b) Gasoline Additive Fees: For gasoline additive services where additive is provided by the Alliance, Clark will pay $0.10 per additized barrel. For gasoline additive services where additive is provided by Clark, Clark will pay the $0.025 per additized barrel Oversight Charge.

         (c) Transshipment Fee: For Transshipment of Clark's Product, Clark will pay the amount of $0.10 per barrel.

         (d) Propane Throughput Fees: For propane throughput at the Hartford Terminal, Clark shall pay the amount of $0.63 per barrel. Fee includes injection of mercapton based odorant.

         (e)   Storage Fees:
                 i) Clark will pay Alliance the sum of Seventy-Seven Thousand and Thirty-Five Dollars ($77,035) per year (invoiced on each Contract Anniversary Date) for the exclusive use of the Hammond terminal tankage available as of the Term Start Date. Alliance may request the use of all or a portion of the tankage for Alliance of third party product storage and Clark will respond within seven (7) days, whether Clark will release the requested tankage.
                ii) Excluding Hammond tankage, in the event Clark's owned
                    inventory restricts the usage of an Alliance tank, for a period of over thirty (30) days, Clark will pay Alliance a mutually agreed Storage Fee or vacate the tank.

         (f) Blending Fees: If Clark requests blending services at Hammond that requires tank to tank blending, Clark will pay a blending fee of $0.05 per barrel

         (g) Barge Loading Fees: For barge loading of Clark's Product at St. Louis, Clark will pay the amount of $0.21 cents per barrel.

     3.3 TRANSSHIPMENT NOMINATIONS. By the 20th day of each month, Clark shall nominate in writing to Alliance its Transshipment requirements, including Product volume and grade and tankage requirements for the next calendar month, together with a three (3) month rolling forecast. In the absence of a new nomination, the prior month's actual Transshipments shall be the nomination for the next month. Notwithstanding anything else contained in this Agreement, Alliance may not reject Transshipment volumes offered by Clark through the Hammond and Hartford terminals for volume levels not in excess of Clark's Historical Volumes. Alliance shall provide Clark with not less than thirty (30) days written notice before allowing any other shipper to have access to the Hartford terminal for Product throughput.

     3.4 CLEANING OF FACILITIES. If cleaning of the Facilities is necessary at Hartford, Hammond, Lima or Beaumont due to: (1) a request by Clark, or (2) contamination of a tank determined to have been caused by Clark, Clark agrees to reimburse Alliance for the actual costs of such cleaning plus a 10 percent administrative fee. In such event, Clark further agrees to reimburse Alliance for its costs of collection and lawful disposal of any of Clark's remaining Product, "slop" material and/or tank "bottoms," and all waste material resulting from the cleaning operations plus a 10 percent administrative fee.

         If (1) water is found in tank(s) at the Hartford, Hammond, Lima or Beaumnont terminals containing Clark Product, (2) Alliance has a Colonial Haze Test reading of greater than 2 with respect to such Product, and (3) the receipt of Product caused an increase in the tank bottoms of the tank(s), Clark agrees to reimburse Alliance for actual cost of removal and disposal of water plus a 10 percent administrative fee. At Clark's option, it may remove and dispose of the water from the Alliance Terminal at its own cost. If Clark chooses to remove the water, it agrees to assume all liability associated with the removal, handling, and disposal of the water and agrees to comply with all of the Alliance's safety procedures. Clark shall not be responsible for costs to dispose of water if it is determined that the failure by Alliance to use reasonable care in receiving, handling, or storing Product or maintaining the Facility(s) caused the introduction of the water.

         If requested by Alliance, Clark shall provide services for handling Alliance recoverable Product at the Beaumont Terminal for a fee of $0.42 per barrel.

         At all Facilities covered by this Agreement being supplied by Equiva on exchange, the Alliance shall be responsible for a tank-cleaning costs.

     3.5 METHOD OF HANDLING LOSSES. Until such time that custody transfer meters are installed or an agreed upon methodology is developed at Hartford, Hammond and Lima, all evaporation and handling losses at these Facilities associated with Clark's Product while in Alliance's custody will be for the account of Clark.

         At the time the custody transfer meters are installed at the Hartford, Hammond or Lima Facilities, handling and accountability of ordinary evaporation and handling losses will be as follows: Clark will absorb ordinary evaporation and handling losses up to one quarter (1/4) of one (1) percent of annual throughput of Product. Alliance shall be responsible for all ordinary evaporation and handling losses in excess of one quarter (1/4) of one (1) percent of annual throughput of Product. If any settlement is necessary it will be done on an annual (calendar year) basis using Chicago Platts mean for appropriate product as the settlement price reference.

         For propane at Hartford, Clark will deliver Product to the Facility on a mutually agreed upon schedule. Clark will be responsible for all evaporation and handling losses. In the event that propane is determined to be contaminated, all costs associated with returning Product to the refinery are the Clark's responsibility unless contamination was due to Alliance not using reasonable care in handling.

         At all Facilities covered by this Agreement being supplied by Equiva on exchange, the Alliance shall be responsible for all evaporation and handling losses.

     3.6 METHOD OF HANDLING INTERFACE. If receipt of Customer's Product into Hartford, Hammond, Lima, or Beaumont results in interface, the Customer agrees to absorb all costs of disposal or the costs associated with down grading the Product.

         The Alliance will be responsible for all costs associated with handling interface at all other Facilities covered by this Agreement.

     3.7 HAMMOND AND HARTFORD PURCHASE OPTION. Clark has identified the Hammond and Hartford terminals critical to its business, and thus Alliance agrees to provide Clark the following options.

         (a) If Alliance decides to cease operating or sell the Hammond or Hartford Terminal(s), Clark shall have the first right to purchase those terminal(s). The price of the terminal(s) (the "Option Price") shall be established as follows:

               Alliance shall obtain an appraisal for the terminal in accordance with established appraisal practice based on the comparative market data approach. The appraisal shall reflect the value of the terminal as an operable petroleum facility, free and clear of all liens and encumbrances. The appraiser selected by Alliance shall be a qualified member in good standing of the Appraisal Institute, a Illinois Not for Profit Corporation. The appraiser shall completed and submit a written report of the appraised value of the terminal to Alliance. Upon receipt of the report Alliance shall provide a copy thereof to Clark.

               Upon receipt of Alliance's appraisal, Clark may, within thirty
               (30) days, either (i) accept the appraisal or (ii) obtain its own independent appraisal pursuant to the same procedures set out in the preceding paragraph.

               If Clark obtains its own appraisal, and:

                  i) There is a difference in appraised values so determined by the two independent appraisers equal to 10 percent or less of the lower appraised value, then the appraised values will be averaged (that is the sum of the two (2) appraised values so determined shall be divided by two (2) and the resulting sum shall be the Option Price; or
                 ii) There is a difference in the appraised value so determined by the two independent appraisers exceeding 10 percent of the lower appraised value then Clark and Alliance shall attempt to establish the Option Price by mutual agreement. Upon the failure to reach such an agreement within thirty
                     (30) days of the receipt of the last notification of two independent appraisers' report as required above, Clark and Alliance, within the next fifteen (15) days, shall request the two independent appraisers appoint a third appraiser who is qualified member in good standing of the Appraisal Institute. The appraiser so selected, within the fifteen
                     (15) day period, shall be requested to determine the appraised value of the terminal and within forty-five (45) days after receiving notice of the appointment, shall report in writing to Clark and Alliance, an opinion of the appraised value of the terminal. The Option Price of the terminal shall be the lesser of either (i) the appraised value determined by the third appraiser or (ii) the higher of the values determined by the initial two appraisers.

               All expenses incident to the foregoing appraisal procedure shall be borne as follows: (i) Clark and Alliance shall be responsible for the costs of their respective appraisal reports, and (ii) the cost for the services of the third appraisal shall be shared equally between Clark and Alliance.

               Once the Option Price has been established, Clark will have thirty (30) days to exercise its option to purchase the terminal. If Clark does not exercise it option or does not complete the purchase within ninety (90) days of exercising the option, then Alliance shall be free in its sole discretion to sell or otherwise dispose of the Terminal(s).

         (b) If at any time during the term of this Agreement, Alliance receives a bona fide offer to purchase the Hammond or Hartford Terminal(s) from a ready, willing, and able purchaser, Alliance shall give Clark written notice, specifying the price and terms of the offer. Clark shall thereupon have, the prior option to purchase the terminal, at the price and on the terms of the offer, which option Clark may exercise by giving Alliance notice within thirty (30) days after Clark's receipt of Alliance's notice of the offer.

               If Clark purchases the Hartford or Hammond Terminal, the Minimum Dollar Commitment and appropriate Base Term Minimum Dollar Commitment shall be reduced in the same manner as provided in
               Section 1.6 of this Agreement as if purchased by a third party.

               If Clark does not exercise its option or does not complete the purchase within ninety (90) days of exercising the option, the Alliance shall be free in its sole discretion to sell the Terminal(s).

     3.8 DEMURRAGE. Alliance has no liability for any demurrage on truck or rail equipment, which occurs as a result of Alliance's operations, unless the demurrage is caused by Alliance's negligence or failure to use reasonable operating practices.

     3.9 TITLE AND CUSTODY. Title to Product hereunder not the subject of Product Exchanges shall remain with Clark. Alliance shall be deemed to have custody of the Retained Inventory and Product owned by Clark at the Hammond, Hartford and Lima terminals from the time during receipt when it passes (a) the flange connection of the vessel's delivery line, (b) the flange of the receipt line at the Alliance Terminal on pipeline receipts, or (c) the tank's delivery connection, and ending during delivery when the Product passes the flange connection between Alliances's delivery line and the vessel's receiving line, or the pipeline's receiving connections, or the tank car's or tank truck's receiving equipment.

     3.10 HARTFORD PROPANE. Clark shall continue to load over the rack at the Hartford Terminal propane generated by Clark's Hartford Refinery for as long as that refinery continues to operate and generate propane. It is understood that Clark may discontinue its operation of that refinery or the production of such propane at that refinery at any time in its sole discretion, and that the shifting of the production to any other refinery shall not obligate Clark pursuant to this section in respect of propane produced at any other refinery. Nothing herein shall prohibit Clark from loading propane into rail cars.

     3.11 REFINERY/OXYGENATE BLENDER REGISTRATION. At the Hammond Terminal and as regulation allows, Clark shall be responsible for Refinery and Oxygenate Blending compliance pursuant to 40 C.F.R. Part 80, Regulations for Fuels and Fuel Additives.

     3.12 FOREIGN TRADE ZONE. Where applicable, Clark will provide Alliance with its information requirements necessary for Clark's compliance with Foreign Trade Zone ("FTZ") status. Alliance will use reasonable efforts to provide the requested information. For compliance with FTZ requirements, the designated point of custody transfer for (i) the Lima FTZ shall be the Lima Terminal rack meter, (ii) the Port Arthur FTZ shall be the Lucas Pipeline meter, (iii) the Blue Island FTZ, shall be the Hammond Terminal receipt meter, and (iv) the Hartford FTZ shall be the Hartford Terminal receipt meter (or until such time as a receipt meter is installed, the truck rack meter and/or the pipeline meter). In addition, Alliance shall provide reports as defined in Section 4.4.

     3.13 PAYMENT TERMS/INVOICING/NOTICES. All sums due under any monthly invoice shall be paid within thirty (30) days of receipt of invoice from Alliance. Remit invoices and supporting documents relating to the terminalling provisions of this Agreement to the following address:

          For Alliance:
          ------------
               Equilon Enterprises LLC
               PO Box 2090 TSP 1251
               Houston, TX 77252-2099
               Attention: Ms. Gayle Johnson

          For Clark:
          ---------
               Clark Refining & Marketing, Inc.
               8182 Maryland Avenue
               St. Louis, MO 63105
               Attention: Product Accounting

                                   ARTICLE IV
                          GENERAL TERMS AND CONDITIONS

     4.1 ADDITIVE COMPLIANCE TERMS AND CONDITIONS. Clark shall provide to Alliance base gasoline without deposit control additive. Clark warrants that the base gasoline provided to Alliance is certified pursuant to all additive regulations for use with Alliance gasoline additives. Alliance warrants that the base gasoline, which Clark provides, shall remain certified pursuant to additive regulations for use with Alliance's additive. Alliance and Clark shall comply with all obligations imposed on them by additive regulations, including the provision of complete product transfer documentation.

         Subject to the terms of this Agreement, Alliance will procure and supply an EPA certified/deposit control additive to be injected by Alliance into all gasoline to be received by Clark or its designee. Alliance is solely responsible for ensuring its certified deposit control additive is injected at the minimum rate required by additive regulations.

         Alliance shall reconcile gasoline Truck Rack Throughout and additive injection levels. Alliance shall notify Clark if any reconciliation indicates an injection rate out of tolerance with additive regulations and, in that event, shall prevent any further Product loading until the problem has been resolved. Alliance shall submit reports as required to Clark that contain reconciliation reports for each additive injection meter.

         Clark or Alliance, as otherwise provided herein, shall install and maintain ownership of the additive injection system on land provided by Alliance and used in conjunction with Clark's gasoline. This system shall include additive meters and injectors on each gasoline loading position and may include an automatic shut-off system that prevents loading in case of under-additization.

         If Clark installs the additive system, Clark agrees that, upon termination of this Agreement pursuant to its terms, and written request from Alliance, Clark shall, within sixty (60) days, remove the system from the Facility, unless a transfer of ownership is negotiated.

         Alliance shall operate the system to ensure additization consistent with additive regulations and Clark's requirements. Alliance shall calibrate the system in accordance with additive regulations or as specified in this Agreement. Alliance shall inspect the system and shall immediately report any malfunctions to Clark. Alliance will provide initial notice by telephone and follow with notice in writing within forty-eight (48) hours. Alliance will immediately shutdown the system and prevent loading of Clark gasoline until the system has been repaired. If Clark owns the system and Alliance is instructed by authorized Clark personnel, Alliance will repair the system, and Clark will reimburse Alliance for the reasonable cost of repairs as specified in this Agreement. Clark has the right to audit all repairs done to its equipment.

         Clark and Alliance shall be responsible for complying with the reconciliation record keeping and reporting obligations as imposed by 40 CRR
Part 80. In addition, Alliance agrees to provide a copy of all reports sent to any local, state, or federal regulatory agencies or governing bodies regarding Clark's additive, gasoline, or equipment.

         Alliance shall issue a bill of lading to each Clark designated transport truck driver stating that the gasoline loaded has been additized, unless Alliance believes in good faith that the gasoline does not comply with additive regulations. In this case, the Facility operator will prevent the gasoline from leaving the Facility.


         If there are any alleged violations of the deposit control additive injection regulations against either party, the other party will reasonably cooperate in the investigation and defense of the allegations.

    4.2  MEASUREMENT OF QUANTITY AND QUALITY OF PRODUCT.

         (a) The measurement of the quantity of the Product handled hereunder shall be determined by the Alliance or, at Clark's option, by a representative of Clark or by an independent inspector selected by Clark. The charges for such an independent inspector shall be paid by Clark. If representative of Clark or an independent inspector is used, the Alliance must agree with the measurement before acceptance of responsibility by Alliance of the quantity of Product in dispute.

                  The quantity of Product handled hereunder shall be determined as follows:

                  i) The quantity of Product received from or delivered to a marine vessel shall be determined from the shore tank gauge reading taken before and after loading Product into or out of the shore tanks in accordance with applicable API standards. If receiving or delivering shore tank(s) is/are active, the vessel's ullage with application of the Vessel's Experience Factor (VEF) shall be used to determine the quantity. If the VEF is not available the quantity of Product received or delivered to/from vessels shall be the shore tank gauge readings taken before and after the transfer minus any truck rack or pipeline delivers from that tank.

                  ii) The quantity of Product received from or delivered to common carrier pipeline shall be determined by the custody transfer meter.

                  iii) The quantity of Product received from Clark's proprietary pipeline shall be determined by pipeline custody meter. If pipeline custody meter is not available the quantity of Product received shall be determined from the receiving tank gauge readings taken before and after the transfer plus any truck rack or pipeline delivers from that tank.

                  iv) The quantity of Product delivered to a tank truck shall be determined as follows: The loading rack meters or, in the case of meter failure or absence of meters, tank truck calibrations shall be used when the Product is loaded to the compartment measuring finger. The Alliance shall test and calibrate its meters as required by federal, state, or local authorities in accordance with approved methods.

                  v) The quantity of Product received from tank truck shall be determined as follows: Receiving tank gauge readings taken before and after loading Product.

                  vi) If a dispute arises between the parties regarding the quantity of Product handled hereunder, each party agrees to submit the dispute to the resolution process described in Section 4.15 of this Agreement.

         (b) At Alliance Terminals where samples can be taken, Alliance shall obtain one or more samples as necessary from each pipeline receipt designated as Clark Product. Pipeline samples shall be visually checked for indication of contamination and retained for a period of not less than thirty (30) days or for a period as mutually agreed. Pipeline samples of Clark Product shall be available to Clark at Clark's request.

                  Alliance shall obtain a representative tank sample of Clark's Product after each pipeline receipt and check for indication of contamination. Clark tank samples shall be retained for a period of not less than thirty (30) days. Clark tank samples shall be available to Clark at Clark's request.

                  Alliance shall notify Clark of any federal or state regulatory sampling or request for information regarding Clark's Product. Alliance shall obtain duplicate samples for Clark in any regulatory sampling even that as an EPA audit and shall provide a copy of any regulatory test results or other compliance paperwork where Clark Product is involved.

         (c) Alliance shall blend RBOB received from Clark with the amount and type of oxygenate as required in the Product Transfer Document (PTD) provided with receipt of the Product. Alliance shall maintain and provide to Clark the EPA company and facility registration numbers as outlined on 40 CFR 80. Alliance shall not transfer Clark RBOB to another party unless that party is an EPA registered oxygenate blender or the PTD stipulates that the Clark RBOB can only be further transferred to an EPA registered oxygenate blender.

         Alliance shall allow Clark to perform periodic sampling and testing of the RFG blended for Clark RBOB. Alliance agrees to immediately stop selling any RFG that does not meet the blending requirements as outlined by Clark in PTD's or which does not meet applicable reformulated gasoline standards. Alliance further agrees to carry out all elements of RFG quality assurance sampling and testing for oxygenate blenders as required in 40 CFR 80 Section 69. Alliance shall provide evidence of compliance with RFG oxygenate regulations, such as EPA quarterly and annual reports, for Clark's Product. Alliance shall provide Clark with a monthly RBOB and ethanol report detailing the volume of RBOB and ethanol blended together as well as the total volume of produced RFG.

         For the purpose of this Agreement, a barrel shall consist of forty-two
(42) U.S. gallons and a gallon shall contain two hundred thirty-one (231) cubic inches when corrected to 60(degrees)F. All measurements shall be in accordance with API standards. All quantities, however measured, shall be corrected at 60(degrees)F, using Table No. 6 of ASTM-IP Petroleum Measurement and Table No. 6B of ASTM-IP Petroleum Measurement Tables Designation D-1250-80 for light refined oil and residual fuel products, as amended from time to time, or the applicable volume correction table for chemical products.

    4.3 PRODUCT SPECIFICATIONS. Product delivered shall meet the applicable fungible specifications and ASTM, federal, state, and local requirements in effect at the time of delivery, including but not limited to, EPA regulations for additives as described in Section 4.1 of this Agreement.


    4.4 REPORTS. Alliance agrees to provide (a) daily receipt and delivery information relating to Clark's Product into and out of storage, including the quantities received and delivered, bill of lading information, and the date of each transaction, and (b) reports of the actual inventory (side gauge) of Clark's product in each of the storage tanks covered by this Agreement, when requested by Clark. The parties agreed to work together to provide real time access to Truck Rack Throughput data and any reasonable information to determine and project Clark rack activity. At the end of each calendar month during the term hereof, the Alliance shall provide to Clark a report, summarizing for that month, receipts and deliveries of Clark's Product into and out of storage, the beginning storage inventory, the ending inventory, and any gain or loss of actual physical inventory over computed inventory.

    Any additional reports shall be mutually agreed to by Alliance and Clark.

    4.5 RESPONSIBILITY FOR LOSS, DAMAGE, OR CONTAMINATION. Alliance shall not be responsible for any type of loss or damage (including Product contamination) to Clark's Product while it is in the Alliance's custody except when loss or damage is caused by Alliance's failure to use reasonable care in receiving, handling, storing, and/or delivering such Product. Alliance shall not in any even be liable to Clark for more than the actual cost of the Product for any contamination or loss of Product nor for special consequential damages arising out of any contamination or loss of Clark's Product no matter how such contamination, damages or loss shall have occurred or been caused. Actual costs shall be defined as actual cost as evidenced by the Clark's invoice for the Product at the time of delivery into Alliance's facility. At Alliance's option, Alliance will either (1) replace Product of like kind and quality at some agreed location or (2) restore Product to receipt quality. Any salvage or residual value received or credited for the lost or damaged Product shall revert to or be credited to Alliance in the event that Alliance replaces any portion or all of the lost or damaged Product.

    4.6 REPRESENTATIONS OR EQUIVA, ALLIANCE. Equiva and Alliance hereby represent and warrant to Clark as follows:

         (a) Equilon, Motiva, and Equiva have the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered and, assuming the due execution and delivery hereof by Clark, is a valid and binding obligation of each entity, enforceable against each entity in accordance with its terms, subject as to enforcement to (i) bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to or affecting creditor's rights generally and (ii) general principles or equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

         (b) No corporate restructuring or reorganization involving Equiva, Motiva, or Equilon shall have the effect of releasing Equiva or Alliance from its obligations under this Agreement, except as may be allowed pursuant to Section 4.16 of this Agreement.

    4.7 REPRESENTATIONS OF CLARK. Clark hereby represents and warrants to Alliance as follows:

         (a) It has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement as been duly executed and delivered and, assuming the due execution and delivery hereof by Alliance and Equiva, is a valid and binding obligation of Clark, enforceable against Clark in accordance with its terms, subject as to enforcement to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditor's rights generally, and (ii) general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

              (b) No corporate restructuring or reorganization involving Clark shall have the effect of releasing Clark from its obligations under this Agreement, except as may be allowed pursuant to
                   Section 4.16 of this Agreement.

         4.8 INSURANCE. Clark shall maintain, or cause its customers of haulers to maintain, at its sole cost, at all times while performing under this Agreement, the following insurance coverage with providers satisfactory to Alliance with limits not less than but not limited to, those limits required below (the "Insurance"). Clark reserves the right to self-insure.

              (a) Commercial General Liability Insurance or Comprehensive General Liability Insurance with Broad Form CGL endorsement with limits of not less than One Million Dollars ($1,000,000) each occurrence and One Million Dollars ($1,000,000) general.

              (b) Business Automobile Liability Insurance covering all vehicles used in the operations of Clark with limits of liability of not less than: Bodily injury One Million Dollars ($1,000,000) each person, One Million Dollars ($1,000,000) each accident; Property damage One Million Dollars ($1,000,000); or a Combined Single Limit of One Million Dollars ($1,000,000) for bodily injury and property damage, such policy to be endorsed with MCS-90 when hazardous material transportation is involved.

              (c) Workers' Compensation Insurance and/or Longshoremens' and Harborworkers' Compensation Insurance as required by laws and regulations applicable to and covering employees of Clark performing under this Agreement.

              (d) Employers' Liability Insurance protecting Clark against common law liability, in the absence of statutory liability, for employee bodily injury arising out of the master-servant relationship with a limit of not less than One Million Dollars ($1,000,000) Each Accident, One Million Dollars ($1,000,000) Disease-Policy Limit; One Million Dollars ($1,000,000) Disease-Each Employee.

              (e) For any Clark watercraft, Clark guarantees that for the duration of this Agreement, Vessels will have Protection and Indemnity (P&I) Insurance including pollution cleaning of not less then Twenty Million Dollars ($20,000,000). In addition, the Vessel(s) will have Hull and Machinery insurance for the current market value of the Vessel(s) with collision liability, or if the Vessel's hull is self-insured, full collision liability insurance shall be included in Owner's P&I insurance coverage.

              (f) For workers compensation, Clark will provide a waiver of subrogation in connection with Workers' Compensation Insurance which shall not apply only in the event that (i) Clark or its Workers' Compensation insurance provider has paid benefits to a Clark employee, and (ii) Clark or its Insurance provider, pursuant to the Indemnification provisions or this section, has defended and indemnified Alliance from and has paid on behalf of Alliance and Damages asserted by such Clark employee or his heirs or assigns for personal injury or wrongful death. Notice of cancellation or change shall not affect the Insurance until thirty (30) days after written notice is received by Alliance. Any deductible or retention of insurable risks shall be for Clark's account.

              (g) The Insurance required in this section and each certificate evidencing the Insurance issued to Clark shall name Alliance (and its members, subsidiaries, affiliates and joint venture partners to the extent of their interest) an additional insured (subsections 4.8(a) and (d) only), without regard to the allocation of liability provisions contained in this Agreement, to the extent of any claim, loss or liability within the scope of the required insurance. It is the intention of the parties that the status of Alliance (and its partners to the extent of their interest in Alliance) as an additional insured shall not be limited. Clark shall secure from its insurance companies, for all required insurance (subsections 4.8(a) and (d) only) an additional insured endorsement.

              (h) Failure of Clark to provide certificates evidencing the requirements or purchase insurance in compliance with this section shall not relieve Clark of its obligations in this section. Failure of Clark to comply with this section during this Agreement shall constitute a breach of this Agreement, and Alliance shall have the right, in addition to any other rights, to immediately cancel and terminate this Agreement without further cost to Alliance.

         4.9 INDEMNIFICATION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS SPECIFIED OTHERWISE ELSEWHERE IN THIS AGREEMENT:

         EQUIVA AND ALLIANCE SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS CLARK, ITS PARENT, AFFILIATE, AND SUBSIDIARY COMPANIES AND THEIR DIRECTORS, EMPLOYEES, AND AGENTS, FOR AND AGAINST ANY LOSS , DAMAGE, CLAIM, SUIT, LIABILITY, FINE, PENALTY, JUDGMENT, AND EXPENSE (INCLUDING ATTORNEYS' FEES AND OTHER COSTS OF LITIGATION) (COLLECTIVELY "LIABILITY(IES)"), (A) ARISING FROM (I) INJURY, DISEASE, OR DEATH OF ANY PERSONS, (II) DAMAGE TO OR LOSS OF ANY PROPERTY, OR
(III) DISCHARGES OR SPILLS OR LEAKS OF PRODUCT CAUSED BY OR RESULTING FROM THE NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT OR EQUIVA OR ALLIANCE, IN EQUIVA'S OR ALLIANCE'S PERFORMANCE OF THIS AGREEMENT OR (B) ARISING OUT OF EQUIVA'S OR ALLIANCE'S FAILURE TO COMPLY WITH ALL APPLICABLE FEDERAL, STATE OR LOCAL GOVERNMENTAL LAWS, REGULATIONS, AND RULES.

         CLARK SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS EQUIVA AND ALLIANCE, THEIR MEMBERS, SUBSIDIARIES, AFFILIATES, AND JOINT VENTURE PARTNERS AND THEIR DIRECTORS, EMPLOYEES, AND AGENTS, FOR AND AGAINST ANY LIABILITIES, (A) ARISING FROM (I) INJURY, DISEASE OR DEATH OF ANY PERSONS, (II) DAMAGE OR LOSS OF ANY PROPERTY (INCLUDING, BUT NOT LIMITED TO THE ALLIANCE TERMINALS), OR (III) DISCHARGES OR SPILLS OR LEAKS OF PRODUCT, CAUSED BY OR RESULTING FROM THE NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT OF CLARK, ITS EMPLOYEES, AGENTS, CONTRACTORS, OR CUSTOMERS IN THE EXERCISE OF ANY OF THE RIGHTS GRANTED HEREUNDER OR IN THE OPERATING, LOADING, OR UNLOADING OF ANY MOTOR VEHICLE OR VESSEL OWNED OR HIRED BY CLARK, ITS AGENTS, CONTRACTORS OR CUSTOMERS, (B) ARISING OUT OF CLARK'S, ITS AGENTS' OR CONTRACTORS' OR CUSTOMERS' FAILURE TO COMPLY WITH ALL APPLICABLE FEDERAL, STATE, OR LOCAL, GOVERNMENTAL LAWS, REGULATIONS, AND RULES.

         IN THE EVENT CLARK AND ALLIANCE OR EQUIVA ARE JOINTLY RESPONSIBLE FOR ANY LABILITY(IES), THEN THE PARTIES SHALL JOINTLY SHARE RESPONSIBILITY AND INDEMNIFY EACH OTHER FOR THE LIABILITY(IES) IN PROPORTION TO EACH PARTY'S CONTRIBUTION TO THE INJURY, DISEASE, OR DEATH OF ANY PERSONS, DAMAGE TO OR LOSS OF PROPERTY, OR DISCHARGE, LEAK, OR SPILL OF PRODUCT.

         IN NO EVENT SHALL ANY PARTY BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE LOSS, DAMAGE, OR EXPENSES (INCLUDING LOST PROFITS OR SAVINGS) EVEN IF IT HAS BEEN ADVISED OF THEIR POSSIBLE EXISTENCE. ANY ACTION BY A PARTY HERETO MUST BE BROUGHT WITHIN TWO (2) YEARS AFTER THE CAUSE OF THE ACTION AROSE.

         Equiva, Alliance, or Clark, as soon as practicable after receiving notice of any suit brought against it within this indemnity, shall furnish to the other full particulars within its knowledge thereof and shall render all reasonable assistance requested by the other in the defense. Each shall have the right, but not the duty, to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. The parties' obligations under this Section shall survive any termination of this Agreement.

         4.10 FORCE MAJEURE. Except as otherwise addressed in this Agreement elsewhere or described further below, a party shall be released from liability hereunder for failure to perform any of the obligations herein imposed for the time and to the extent that failure is occasioned by acts of God; federal, state, county, or municipal order, rule, legislation, or regulation, or by war; acts of the public enemies, strikes, lockouts; or other labor disturbances; riots; explosions; fire; floods; hurricanes; destruction from any involuntary cause of the Alliance Terminals herein involved, or any cause or causes of any kind of character (except financial) reasonably beyond the control of the party failing to perform.

         Upon the occurrence of any event of force majeure, the party claiming force majeure shall notify the other parties promptly in writing of the event and, to the extent possible, inform the other parties of the expected duration of the force majeure event and the volume of Product(s) and Alliance Terminals affected by the suspension or curtailment of performance under this Agreement.

         Either Party's ability to supply Products under this Agreement is dependent on continued availability of necessary raw material and petroleum products from its usual and anticipated suppliers and continued availability of energy supplies. If raw materials, petroleum products, or energy supplies are not readily available in sufficient quantities to permit a party to meet its total commitments for Products, that party shall have the right to allocate, in a fair and reasonable manner, among its customers and its own requirements, the Products as are available. In addition, the party shall not be obligated to make up deliveries of Product. However, Clark shall only be relieved from the Minimum Dollar Commitment or Basic Term Minimum Dollar Commitment if the event of force majeure results in (1) no product being available in the market or (2) all routes of pipeline or water access from such market being unavailable.

         4.11 DEFAULT. A material breach of any of the terms and conditions of this Agreement by any party shall constitute a default. Upon default, the non-defaulting party shall, within thirty (30) days of knowledge thereof, notify, in writing, the defaulting party of the particulars of the default and the defaulting party shall have thirty (30) days thereafter to cure the default. Upon the defaulting party's failure to cure the default within thirty (30) day cure period, any and all obligations, including payments of fees due hereunder, shall, at the option of the non-defaulting party, become immediately due and payable. In the event of default and defaulting party's failure to cure during the cure period, the non-faulting party shall also have the option to terminate those portions of this Agreement affected upon written notice to the defaulting party. The waiver by the non-defaulting party of any right hereunder shall not operate to waive any other right nor operate as waiver of that right at any future date upon another default by either party.

         4.12 PLANT OPERATING REQUIREMENTS. Clark, its employees, agents, or contractors agree to comply with all of the Alliance's plant and truck loading safety procedures (which will be provided at the time access and loading privileges are granted). In addition, all transport equipment must be compatible with loading equipment at the Facility. The Alliance reserves the right to refuse truck loading privileges to individuals that are not properly trained and approved by the Alliance's local management or are perceived to be unsafe operators.

         4.13 SPILLS/ENVIRONMENTAL POLLUTION. In the event of any Product spill or discharge or other environment pollution involving Product in Clark's custody, Alliance may commence containment or clean-up operations as deemed appropriate or necessary by Alliance or required by any governmental authorities. Alliance shall notify Clark immediately of such operations. Costs of containment or clean up shall be borne by the Party that caused the spill or discharge. In the event both Parties are involved in causing the spill or discharge, the Parties agree to allocate the costs of containment or clean up based on their respective degree of fault. In the event a third party contractual agreement with Clark is legally liable for such spill or discharge, Clark will be responsible for reimbursement of all costs borne by Alliance associated with any Product spill hereunder. In the event a third party under contractual agreement with Alliance is legally liable for such spill or discharge, Alliance will be responsible for reimbursement of all costs borne by Clark associated with any Product spill hereunder. The parties shall cooperate for the purpose of obtaining reimbursement from such third party.

         4.14 CUSTOMER ACCESS AGREEMENT. Prior to loading any trucks at an Alliance Terminal, Clark will sign an Alliance Customer Agreement identifying Clark's carriers in the form attached as Exhibit 3.

         4.15 REQUIREMENT TO NEGOTIATE OR MEDIATE PROCEDURE.

              (a) Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this section, which shall be the sole and exclusive procedures for resolution of all disputes.

              (b) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name and the title of the executive who will represent that party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

              (c) All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

              (d) If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party's notice, or if the parties fail to meet within thirty (30) days, the parties shall endeavor to settle the dispute by mediation under the then current CPR Mediation Procedure in effect on the date of this Agreement. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals. Within thirty (30) days after selection of a mediator, the parties shall meet with the mediator at a mutually acceptable time and place, and thereafter as often as they reasonable deem necessary, to resolve the dispute.

              (e) If the dispute has not been resolved by non-binding means as provided herein within one hundred twenty (120) days of the initiation of the procedure, either party may initiate litigation upon ten (10) days written notice to the other party; provided however, that if one party has requested the other participate in a non-binding procedure and the other has failed to participate, the requesting party may initiate litigation before expiration of the above period.

              (f) The procedure specified in this section shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; providing, however, that a party may file a complaint for the statute of limitation or venue reasons, to seek a preliminary injunction or other equitable judicial relief, if in its sole judgment that action is necessary. Despite that action the parties will continue to participate in good faith in the procedures specified in this section.

         4.16 ASSIGNABILITY. No right, interest or obligation in this Agreement shall be assigned by any party hereto without prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party shall have the right upon thirty (30) days written notice, to assign this Agreement without obtaining the prior written consent of the other party to (a) an Affiliate, or (b) a lender, financing source or indenture trustee in connection with any financing arrangement entered into by either party or its Affiliates, or (c) the purchaser or transferee of all or substantially all of the assets of a party to which this Agreement relates. For the purposes of this Agreement, the term "affiliate" shall mean, with respect to any party, any other party directly controlling or controlled by or under direct or indirect common control with the specified party. For the purposes of this definition, "control" (including, with correlative meanings, "controlling", "controlled by", and "under common control with") means the power to direct or cause the direction of the management and policies of the party, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and, it being understood and agreed that with respect to a corporation or partnership, control shall mean direct or indirect ownership of more than 50 percent of the voting stock or general partnership interest in any such corporation or partnership. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder unless those obligations are expressly relieved by the non-assigning party.

     4.17 NOTICES. All notices sent pursuant to this Agreement shall be sent to the following addresses:

          For Alliance:
          ------------
               Equilon Enterprises LLC
               PO Box 2099 (TSP 1262)
               Houston, TX 77252-2099
               Attn: Mr. John Gray

          For Clark:
          ---------
               Clark Refining & Marketing, Inc.
               8182 Maryland Avenue
               St. Louis, MO 63105
               Attention: Vice President, Product Sales

          With a copy to:
          --------------
               Clark Refining & Marketing, Inc.
               8182 Maryland Avenue
               St. Louis, MO 63105
               Attention: Legal Department

     4.18 COMPLIANCE WITH LAWS AND REGULATIONS. Equiva, Alliance, and Clark hereby agree to comply fully in the performance of this Agreement with all applicable federal, state, and local governmental laws and regulations.

     4.19 AUDITING AND INSPECTION. Clark, at its expense, shall have the right:
(a) to make periodic operational inspections of the Alliance Terminals, (b) to conduct physical verifications of the amount of Product stored in the Terminals subject to this Agreement; provided all inspections shall be made during Alliance's normal working hours and after reasonable notice to Alliance such that performance of said inspections will not disrupt Alliance's operations, and (c) up to two (2) years after the termination of this Agreement, to conduct audits of any pertinent records including those that substantiate Equiva's or Alliance's charges, as the case may be, to Clark and those records which are the basis for periodic escalation of the various charges to Clark.

     4.20 TAXES
          -----

          (a) With respect to Product Exchanges, Clark shall pay fuel taxes directly to taxing jurisdictions. If applicable law or regulation does not allow Clark to pay the taxes directly, Equiva shall pay those taxes and Clark shall reimburse Equiva concurrently. Equiva shall pay all non-fuel taxes due and payable to any taxing jurisdiction unless otherwise mandated by applicable law or regulation. Alliance shall use reasonable efforts to assist Clark in its efforts to obtain "Position Holder" status for tax purposes at any Alliance Terminal.

          (b) With respect to the Retained Inventory and other inventory owned by Clark at the Hammond, Hartford and Lima terminals, Clark shall pay any and all taxes, assessments, or charges on such inventory which Alliance may be required to pay or collect under any federal, state, county or municipal law or authority now in effect or hereafter enacted. If Alliance is required to pay such items, Clark shall reimburse Alliance upon receipt of invoice and proof of payment.

     4.21 MODIFICATION AND CONFLICT. The Agreement shall not be modified or changed except by written instruments executed by the duly authorized manager or officer of the parties. In the case of conflict between this Agreement and the Addendums and Exhibits hereto, the terms of this Agreement shall prevail.

     4.22 NOTICES. Any notice required or permitted hereunder by one party to the other shall be in writing and the same shall be given and shall be deemed to be served and given if (1) delivered in person to the address set forth in this Agreement for the party to whom the notice is given, or (2) if placed in the United States mail, postage prepaid, addressed to the party at the address set forth in Section 4.17, or (3) sent by facsimile with receipt acknowledged. The addresses for Clark, Equiva and Alliance shall be as specified in Section 4.17. From time to time, either party may designate another address for the purpose of the Agreement by giving to the other party notice of such change of address, which shall be effective fifteen (15) days after the giving of such notice.

     4.23 INDEPENDENT CONTRACTOR. In performing services pursuant to the Agreement, Equiva and Alliance are acting solely as independent contractors maintaining complete control over their own employees and operations. Neither
(i) Alliance or Equiva, nor (ii) Clark is authorized to take any action in any way whatsoever for or on behalf of the other, except as may be necessary to prevent injury to persons or property.

     4.24 FACILITY OPERATIONS. In addition to any other obligations of Alliance under this Agreement, the Facilities will remain open twenty-four (24) hours a day, seven (7) days a week for the receipt or delivery of Product via truck, marine vessel, or pipeline.

     4.25 CUSTOMER ACCESS. Within a reasonable time period after receipt of written notice from Clark to the terminal affected, Alliance shall limit terminal access of any specific Clark customer(s) where the Alliance Terminal rack control system has the capability to do so.

     4.26 ADDENDA AND EXHIBITS. The following addenda and exhibits are attached to and are a part of this Agreement:

          Exchange Contract Addendum A           East Chicago, Indiana Exchange Terms
          Exchange Contract Addendum B           Lima, Ohio Exchange Terms
          Exchange Contract Addendum C           Hartford, Illinois Exchange Terms
          Exchange Contract Addendum D           Pasadena, Texas Exchange Terms

          Terminalling Agreement Addendum A
          Exhibit 1                              Retained Inventories
          Exhibit 2                              Dollar Commitments
          Exhibit 3                              Customer Access Agreement

     4.27 MISCELLANEOUS. If any section or provision of the Agreement or any addendum, exhibit or rider hereto shall be determined to be invalid by applicable law, then for such period that the same is invalid, it shall be deemed to be deleted from the Agreement and the remaining portions of the Agreement shall remain in full force and effect.

     The failure of a party hereunder to assert a right or enforce an obligation of the other party shall not be deemed a waiver of such right or obligation.

     The Agreement shall be deemed to have been entered into in the State of Texas and the laws of the State of Texas shall be applicable in the construction of the terms and provisions hereof and in the determination of the rights and obligations of the parties hereunder.

     The Agreement constitutes the entire agreement of the parties regarding the matters contemplated herein or related thereto, and no representations or warranties shall be implied or provisions added hereto in the absence of a written agreement to such effect between the parties hereafter.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first written above.

     EQUIVA TRADING COMPANY                CLARK REFINING & MARKETING, INC.

By: /s/ Arthur Nicletti                    By: /s/ Thomas C. North
   ----------------------------               ---------------------------
Title: President, Equiva Trading Company   Title: Vice President, Marketing
       ---------------------------------          -------------------------



     EQUILON ENTERPRISES LLC               MOTIVA ENTERPRISES LLC

By: /s/ J.M. Morgan                        By: /s/ L.W. Berry Jr.
   ----------------------------               ----------------------------
Title: CEO, Equilon Enterprises LLC        Title: CEO, Motiva Enterprises LLC
       ----------------------------               ---------------------------









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